Exhibit 99.1

ZIOPHARM REPORTS FIRST QUARTER FINANCIAL RESULTS
-- Decreased Cash Burn from Operations, Continued Clinical Progress --

NEW YORK, NY – April 30, 2010 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company that is seeking to develop and commercialize a diverse, risk sensitive portfolio of in-licensed cancer drugs addressing unmet medical needs, today reported its financial results for the three months ended March 31, 2010 and updated the Company’s continued progress with its clinical programs.

In the first quarter of 2010, the Company’s cash burn from operations was $3.8 million, a decrease of $0.8 million from $4.6 million for the same period for 2009.  The spending decrease represents a continued focus of resources as well as tight management of operating expenses. The Company ended the March 2010 quarter with cash of approximately $45.0 million.  The Company expects its existing cash resources to support operations early into the first quarter of 2012, although this expectation could change based on, among other things, the scope and timing for the Company’s registration trial for palifosfamide.

The net loss from operations for the first quarter of 2010 was $4.6 million, or $(0.11) per share, compared with a net loss from operations for the first quarter of 2009 of $3.3 million, or $(0.16) per share.  In the first quarter of 2010, there was a $13.1 million non-cash charge for the change in the fair value of warrants arising from the increase in the Company’s stock price, resulting in a total net loss for the first quarter of $17.7 million, or $(0.44) per share, compared with a net loss for the first quarter of 2009 of $3.3 million, or $(0.16) per share.  The warrant charge relates to fair value accounting which requires the warrants to be marked to market under accounting principles generally accepted in the United States.

Research and development expenses in the first quarter of 2010 increased $0.3 million while General and administrative expenses increased by $0.9 million. The increased general and administrative activity during the first three months of 2010 was related to administrative support in preparation for new clinical studies not yet initiated.

Progress for all three of the Company’s clinical-stage compounds continue to advance. Palifosfamide (ZymafosTM or ZIO-201) has been recognized with acceptance for presentation at the American Society for Clinical Oncology (ASCO) Annual Meeting in June. It has also been selected to be included in the 2010 Best of ASCO®. The Best of ASCO® program features selected important abstracts that highlight the latest scientific findings and practice-changing advances in cancer prevention and treatment, allowing faculty members to provide a clinical context for this new scientific information. Meetings are conducted in both Boston and San Francisco as well as in many international cities. The Company expects to initiate a worldwide palifosfamide Phase III registration trial as early as the first half of this year.

Also during the first quarter, the Company initiated a Phase I/II study of indibulin (ZybulinTM or ZIO-301) at Memorial Sloan-Kettering Cancer Center for the novel, mathematically - determined administration of indibulin in the treatment of metastatic breast cancer. With regard to darinaparsin (ZinaparTM, or ZIO-101), the Company recently presented preclinical data at the 2010 AACR Annual Meeting and the Phase I clinical studies of the oral form of the drug are continuing while the Company moves to a potential pathway for regulatory approval of the intravenous form in peripheral T-cell lymphoma.

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that comprises the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers. Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance seen with ifosfamide and cyclophosphamide, two of the most commonly used DNA-alkylating drugs used to treat cancers. Palifosfamide does not have the toxic metabolites of ifosfamide that cause the debilitating side effects of “fuzzy brain” (encephalopathy) and severe bladder inflammation.  It may also have other advantages.  Intravenous palifosfamide is currently in a randomized Phase II trial to treat unresectable or metastatic soft tissue sarcoma in the front- and second-line setting with the Company having reported interim positive results in late 2009; a registration trial in the same setting is expected to initiate following U.S. Food and Drug Administration (FDA) review in the first half of this year. An oral form of palifosfamide has been developed preclinically to the investigational new drug application stage.

Darinaparsin (ZinaparTM or ZIO-101) is a novel mitochondrial-targeted agent (organic arsenic) being developed for the treatment of various hematologic and solid cancers. Preclinical and clinical studies to date have demonstrated that darinaparsin is considerably less toxic than inorganic arsenic, particularly with regard to cardiac toxicity. The Company has reported favorable results from a Phase II trial with IV-administered darinaparsin in lymphoma, particularly peripheral T-cell lymphoma (“PTCL”), at the American Society of Clinical Oncology (ASCO) in May of 2009 which would serve as the basis for ongoing clinical study in PTCL following regulatory review and available financial resources. Phase I trials with the oral form are ongoing in both hematological malignancies and solid tumors.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration. In addition, indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity. In multiple Phase I trials in cancer patients, oral indibulin has been administered both as a single agent and in combination with favorable activity and a promising safety profile that does not include the neurotoxicity seen with all of the other classes of tubulin binding agents. Most recently, results of oral indibulin in combination with oral capecitabine (Xeloda®) were presented at last year’s American Society of Clinical Oncology (ASCO) along with the preclinical findings of a novel dosing schedule conducted under the direction of Dr. Larry Norton; employing this dosage schedule, the Company has initiated a Phase I study in breast cancer patients with the Breast Cancer Medicine Service at Memorial Sloan-Kettering Cancer Center.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-E

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, the risk that pre-clinical or clinical trials will proceed on schedules that are consistent with the Company’s current expectations or at all, risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding the Company’s ability to obtain additional financing to support its operations thereafter. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOPHARM Oncology, Inc.
Condensed Statements of Operations
(in thousands except share and per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2010	2009

Research contract revenue	$-	$-

Operating expenses:
Research and development, including
costs of research contracts	1,939	1,608
General and administrative	2,630	1,724
Total operating expenses	4,569	3,332

Loss from operations	(4,569)	(3,332)

Other income (expense), net	9	-
Change in fair value of warrants	(13,093)	(7)
Net income (loss)	$(17,653)	$(3,339)

Basic and diluted net income (loss) per share	$(0.44)	$(0.16)

Weighted average common shares outstanding used
to compute basic and diluted net income (loss) per share	40,150,100	21,304,334

ZIOPHARM Oncology, Inc.
Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)	(unaudited)

Cash and cash equivalents	45,044	48,839
Working capital	42,523	46,098
Total assets	45,840	49,736
Total stockholders' equity	11,386	28,104

Contacts:

Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com

Media:
Dennis S. Dobson
(203) 258-0159
dsdobson@optonline.net